Exhibit 99.1

Cable ONE Reports Third Quarter 2019 Results

November 7, 2019 – Phoenix, Arizona – (BUSINESS WIRE) – Cable One, Inc. (NYSE: CABO) (the “Company” or “Cable ONE”) today reported financial and operating results for the quarter ended September 30, 2019.

Third Quarter 2019 Highlights:

●

Total revenues were $285.0 million in the third quarter of 2019 compared to $268.3 million in the third quarter of 2018, an increase of 6.2%. Residential data revenues increased 8.2% and business services revenues increased 28.0% year-over-year.

●

Net income was $49.8 million in the third quarter of 2019, an increase of 30.1% year-over-year. Adjusted EBITDA(1) was $140.0 million, an increase of 14.1% year-over-year. Net profit margin was 17.5% and Adjusted EBITDA margin(1) was 49.1%.

●

Net cash provided by operating activities was $122.7 million in the third quarter of 2019, an increase of 10.5% year-over-year. Adjusted EBITDA less capital expenditures(1) was $74.1 million in the third quarter of 2019 compared to $54.4 million in the third quarter of 2018.

●	Residential data primary service units (“PSUs”) grew by nearly 21,000, or 3.5%, year-over-year and by nearly 6,400, or 1.0%, sequentially.

Other Highlights:

●

On October 1, 2019, the Company completed the acquisition of the data, video and voice business and certain related assets of Fidelity Communications Co. (collectively, “Fidelity”) for a base purchase price of $525.9 million in cash, subject to customary adjustments. The transaction was financed with cash on hand and the net proceeds from the $450.0 million delayed draw term loan established in the second quarter of 2019.

(1) Adjusted EBITDA, Adjusted EBITDA margin and Adjusted EBITDA less capital expenditures are defined in the section of this press release entitled “Use of Non-GAAP Financial Measures.” Adjusted EBITDA and Adjusted EBITDA less capital expenditures are reconciled to net income, Adjusted EBITDA margin is reconciled to net profit margin and Adjusted EBITDA less capital expenditures is also reconciled to net cash provided by operating activities. Refer to the “Reconciliations of Non-GAAP Measures” tables within this press release.

Third Quarter 2019 Financial Results Compared to Third Quarter 2018

Revenues increased $16.7 million, or 6.2%, to $285.0 million for the third quarter of 2019, including a $7.0 million contribution from Clearwave Communications (“Clearwave”) operations, which was acquired in January 2019. The remaining increase was driven primarily by organic residential data and business services revenue growth, partially offset by decreases in residential video and advertising sales revenues. For the third quarter of 2019 and 2018, residential data revenues comprised 47.1% and 46.3% of total revenues and business services revenues comprised 17.8% and 14.7% of total revenues, respectively.

Operating expenses (excluding depreciation and amortization) were $94.9 million in the third quarter of 2019 compared to $92.0 million in the third quarter of 2018. The increase was primarily attributable to additional expenses related to Clearwave operations, higher regulatory costs resulting from certain passthrough fees that were historically reported on a net basis and higher compensation and rent expenses, partially offset by lower programming expenses. As a percentage of revenues, operating expenses were 33.3% for the third quarter of 2019 compared to 34.3% for the year-ago quarter.

Selling, general and administrative expenses were $58.9 million for the third quarter of 2019 and decreased $0.6 million, or 1.0%, compared to the third quarter of 2018. The decrease was primarily attributable to lower marketing expenses, professional fees and general and workers’ compensation insurance costs, partially offset by higher rebranding expenses and acquisition-related costs as well as additional expenses related to Clearwave operations. Selling, general and administrative expenses as a percentage of revenues were 20.7% and 22.2% for the third quarter of 2019 and 2018, respectively.

Depreciation and amortization expense was $48.7 million for the third quarter of 2019 and decreased $1.7 million, or 3.3%, compared to the third quarter of 2018. The decrease was due primarily to assets that became fully depreciated since the third quarter of 2018, partially offset by new assets placed in service since the third quarter of 2018 and additional depreciation and amortization related to Clearwave operations. The Company recognized $2.4 million and $3.1 million of net losses on asset disposals during the third quarter of 2019 and 2018, respectively.

Interest expense increased $0.6 million, or 4.0%, to $16.1 million, driven primarily by additional outstanding debt and interest rate swap settlements, partially offset by lower interest rates on variable rate term loans, including loans used to redeem the Company’s higher rate senior unsecured notes in the second quarter of 2019.

Other income of $1.6 million and $1.5 million in the third quarter of 2019 and 2018, respectively, consisted primarily of interest and investment income.

Income tax provision was $15.8 million in the third quarter of 2019 compared to $11.0 million in the prior year quarter. The effective tax rate was 24.1% and 22.4% for the third quarter of 2019 and 2018, respectively. The increase in the effective tax rate primarily related to a decrease in income tax benefits attributable to state effective tax rate changes, partially offset by an increase in income tax benefits attributable to equity-based compensation awards.

Net income was $49.8 million in the third quarter of 2019 compared to $38.3 million in the prior year quarter.

Adjusted EBITDA was $140.0 million and $122.7 million for the third quarter of 2019 and 2018, respectively, an increase of 14.1%. Capital expenditures totaled $65.8 million and $68.3 million for the third quarter of 2019 and 2018, respectively. Adjusted EBITDA less capital expenditures for the third quarter of 2019 was $74.1 million compared to $54.4 million in the prior year quarter.

Liquidity and Capital Resources

At September 30, 2019, the Company had $145.8 million of cash and cash equivalents on hand compared to $264.1 million at December 31, 2018. The Company’s debt balance was approximately $1.3 billion and $1.2 billion at September 30, 2019 and December 31, 2018, respectively. The Company also had $343.3 million available for borrowing under its revolving credit facility as of September 30, 2019.

The Company paid $12.8 million in dividends to stockholders during the third quarter of 2019.

Conference Call

Cable ONE will host a conference call with the financial community to discuss results for the third quarter of 2019 on Thursday, November 7, 2019, at 5 p.m. Eastern Time (ET).

Shareholders, analysts and other interested parties may register for the conference in advance at http://dpregister.com/10135869. Those unable to pre-register may join the call via the live audio webcast on the Cable ONE Investor Relations website or by dialing 1-844-378-6483 (Canada: 1-855-669-9657/International: 1-412-542-4178) shortly before 5 p.m. ET.

A replay of the call will be available from Thursday, November 7, 2019 until Thursday, November 21, 2019 on the Cable ONE Investor Relations website.

Additional Information

The information in this press release should be read in conjunction with the condensed consolidated financial statements and notes thereto contained in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2019 (the “Third Quarter 2019 Form 10-Q”), which will be posted on the “SEC Filings” section of the Cable ONE Investor Relations website at ir.cableone.net when it is filed with the U.S. Securities and Exchange Commission (the “SEC”). Investors and others interested in more information about Cable ONE should consult the Company’s website, which is regularly updated with financial and other important information about the Company.

Use of Non-GAAP Financial Measures

The Company uses certain measures that are not defined by generally accepted accounting principles in the United States (“GAAP”) to evaluate various aspects of its business. Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA less capital expenditures and capital expenditures as a percentage of Adjusted EBITDA are non-GAAP financial measures and should be considered in addition to, not as superior to, or as a substitute for, net income, net profit margin, capital expenditures as a percentage of net income or net cash provided by operating activities reported in accordance with GAAP. Adjusted EBITDA and Adjusted EBITDA less capital expenditures are reconciled to net income, Adjusted EBITDA margin is reconciled to net profit margin and capital expenditures as a percentage of Adjusted EBITDA is reconciled to capital expenditures as a percentage of net income. Adjusted EBITDA less capital expenditures is also reconciled to net cash provided by operating activities. These reconciliations are included in the “Reconciliations of Non-GAAP Measures” tables within this press release.

“Adjusted EBITDA” is defined as net income plus interest expense, income tax provision, depreciation and amortization, equity-based compensation, severance expense, (gain) loss on deferred compensation, acquisition-related costs, (gain) loss on asset disposals, system conversion costs, rebranding costs, other (income) expense and other unusual expenses, as provided in the “Reconciliations of Non-GAAP Measures” tables within this press release. As such, it eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of the Company’s business as well as other non-cash or special items and is unaffected by the Company’s capital structure or investment activities. This measure is limited in that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues and the Company’s cash cost of debt financing. These costs are evaluated through other financial measures.

“Adjusted EBITDA margin” is defined as Adjusted EBITDA divided by total revenues.

“Adjusted EBITDA less capital expenditures,” when used as a liquidity measure, is calculated as net cash provided by operating activities excluding the impact of capital expenditures, interest expense, income tax provision, changes in operating assets and liabilities, change in deferred income taxes and other unusual expenses, as provided in the “Reconciliations of Non-GAAP Measures” tables within this press release.

“Capital expenditures as a percentage of Adjusted EBITDA” is defined as capital expenditures divided by Adjusted EBITDA.

The Company uses Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA less capital expenditures and capital expenditures as a percentage of Adjusted EBITDA to assess its performance, and it also uses Adjusted EBITDA less capital expenditures as an indicator of its ability to fund operations and make additional investments with internally-generated funds. In addition, Adjusted EBITDA generally correlates to the measure used in the leverage ratio calculations under the Company’s credit facilities to determine compliance with the covenants contained in the credit agreement. Adjusted EBITDA and capital expenditures are also significant performance measures used by the Company in its annual incentive compensation program. Adjusted EBITDA does not take into account cash used for mandatory debt service requirements or other non-discretionary expenditures, and thus does not represent residual funds available for discretionary uses.

The Company believes Adjusted EBITDA, Adjusted EBITDA margin and capital expenditures as a percentage of Adjusted EBITDA are useful to investors in evaluating the operating performance of the Company. The Company believes that Adjusted EBITDA less capital expenditures is useful to investors as it shows the Company’s performance while taking into account cash outflows for capital expenditures and is one of several indicators of the Company’s ability to service debt, make investments and/or return capital to its shareholders.

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA less capital expenditures, capital expenditures as a percentage of Adjusted EBITDA and similar measures with similar titles are common measures used by investors, analysts and peers to compare performance in the Company’s industry, although the Company’s measures of Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA less capital expenditures and capital expenditures as a percentage of Adjusted EBITDA may not be directly comparable to similarly titled measures reported by other companies.

About Cable ONE

Cable One, Inc. (NYSE: CABO) is a leading broadband communications provider serving more than 900,000 residential and business customers in 21 states through its SparklightTM and Clearwave brands. Sparklight provides consumers with a wide array of connectivity and entertainment services, including high-speed internet and advanced Wi-Fi solutions, cable television and phone service. Sparklight Business and Clearwave provide scalable and cost-effective products for businesses ranging in size from small to mid-market, in addition to enterprise, wholesale and carrier customers.

Contacts

Trish Niemann                                           Steven Cochran

Corporate Communications Director        Chief Financial Officer

602-364-6372                                             investor_relations@cableone.biz

patricia.niemann@cableone.biz

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This communication may contain “forward-looking statements” that involve risks and uncertainties. These statements can be identified by the fact that they do not relate strictly to historical or current facts, but rather are based on current expectations, estimates, assumptions and projections about the Company’s industry, business, financial results and financial condition. Forward-looking statements often include words such as “will,” “should,” “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance in connection with discussions of future operating or financial performance. As with any projection or forecast, forward-looking statements are inherently susceptible to uncertainty and changes in circumstances. The Company’s actual results may vary materially from those expressed or implied in its forward-looking statements. Accordingly, undue reliance should not be placed on any forward-looking statement made by the Company or on its behalf. Important factors that could cause the Company’s actual results to differ materially from those in its forward-looking statements include government regulation, economic, strategic, political and social conditions and the following factors, which are discussed in the Company’s latest Annual Report on Form 10-K as filed with the SEC and the Third Quarter 2019 Form 10-Q to be filed with the SEC:

●	the effect of the Fidelity transaction on the Company’s ability to retain and hire key personnel and to maintain relationships with customers, suppliers and other business partners;
●	risks related to management’s attention being diverted from the Company’s ongoing business operations;
●	uncertainties as to the Company’s ability and the amount of time necessary to realize the expected synergies and other benefits of the Fidelity transaction;
●	the Company’s ability to integrate Fidelity’s operations into its own;
●	rising levels of competition from historical and new entrants in the Company’s markets;
●	recent and future changes in technology;
●	the Company’s ability to continue to grow its business services products;
●	increases in programming costs and retransmission fees;
●	the Company’s ability to obtain hardware, software and operational support from vendors;
●	the effects of any new significant acquisitions by the Company;
●	risks that the Company’s rebranding may not produce the benefits expected;
●	adverse economic conditions;
●	the integrity and security of the Company’s network and information systems;
●	the impact of possible security breaches and other disruptions, including cyber-attacks;
●	the Company’s failure to obtain necessary intellectual and proprietary rights to operate its business and the risk of intellectual property claims and litigation against the Company;
●	the Company’s ability to retain key employees;
●	legislative or regulatory efforts to impose network neutrality and other new requirements on the Company’s data services;
●	additional regulation of the Company’s video and voice services;
●	the Company’s ability to renew cable system franchises;
●	increases in pole attachment costs;
●	changes in local governmental franchising authority and broadcast carriage regulations;
●	the potential adverse effect of the Company’s level of indebtedness on its business, financial condition or results of operations and cash flows;
●	the possibility that interest rates will rise, causing the Company’s obligations to service its variable rate indebtedness to increase significantly;
●	the Company’s ability to incur future indebtedness;
●	fluctuations in the Company’s stock price;
●	the Company’s ability to continue to pay dividends;
●	dilution from equity awards and potential stock issuances in connection with acquisitions;
●	provisions in the Company’s charter, by-laws and Delaware law that could discourage takeovers; and
●	the other risks and uncertainties detailed from time to time in the Company’s filings with the SEC, including but not limited to its latest Annual Report on Form 10-K as filed with the SEC and the Third Quarter 2019 Form 10-Q to be filed with the SEC.

Any forward-looking statements made by the Company in this communication speak only as of the date on which they are made. The Company is under no obligation, and expressly disclaims any obligation, except as required by law, to update or alter its forward-looking statements, whether as a result of new information, subsequent events or otherwise.

CABLE ONE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Unaudited)

	Three Months Ended September 30,
(dollars in thousands, except per share data)	2019	2018	$ Change	% Change
Revenues:
Residential data	$134,320	$124,089	$10,231	8.2%
Residential video	80,999	84,583	(3,584)	(4.2)%
Residential voice	10,254	10,169	85	0.8%
Business services	50,662	39,567	11,095	28.0%
Advertising sales	5,054	6,288	(1,234)	(19.6)%
Other	3,702	3,572	130	3.6%
Total Revenues	284,991	268,268	16,723	6.2%
Costs and Expenses:
Operating (excluding depreciation and amortization)	94,898	91,956	2,942	3.2%
Selling, general and administrative	58,861	59,439	(578)	(1.0)%
Depreciation and amortization	48,737	50,414	(1,677)	(3.3)%
Loss on asset disposals, net	2,362	3,140	(778)	(24.8)%
Total Costs and Expenses	204,858	204,949	(91)	(0.0)%
Income from operations	80,133	63,319	16,814	26.6%
Interest expense	(16,079)	(15,460)	(619)	4.0%
Other income, net	1,582	1,503	79	5.3%
Income before income taxes	65,636	49,362	16,274	33.0%
Income tax provision	15,801	11,048	4,753	43.0%
Net income	$49,835	$38,314	$11,521	30.1%

Net Income per Common Share:
Basic	$8.77	$6.75	$2.02	29.9%
Diluted	$8.68	$6.70	$1.98	29.6%
Weighted Average Common Shares Outstanding:
Basic	5,682,167	5,674,224	7,943	0.1%
Diluted	5,741,666	5,717,575	24,091	0.4%

Deferred gain (loss) on cash flow hedges and other, net of tax	$(28,066)	$1	$(28,067)	NM
Comprehensive income	$21,769	$38,315	$(16,546)	(43.2)%

NM = Not meaningful.

CABLE ONE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(dollars in thousands, except par values)	September 30, 2019	December 31, 2018
Assets
Current Assets:
Cash and cash equivalents	$145,848	$264,113
Accounts receivable, net	30,931	29,947
Income taxes receivable	1,761	10,713
Prepaid and other current assets	17,578	13,090
Total Current Assets	196,118	317,863
Property, plant and equipment, net	997,145	847,979
Intangible assets, net	1,030,993	953,851
Goodwill	358,014	172,129
Other noncurrent assets	26,057	11,412
Total Assets	$2,608,327	$2,303,234

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable and accrued liabilities	$113,397	$94,134
Deferred revenue	22,567	18,954
Current portion of long-term debt	17,215	20,625
Total Current Liabilities	153,179	133,713
Long-term debt	1,278,110	1,142,056
Deferred income taxes	267,797	242,127
Other noncurrent liabilities	134,482	9,980
Total Liabilities	1,833,568	1,527,876

Stockholders' Equity
Preferred stock ($0.01 par value; 4,000,000 shares authorized; none issued or outstanding)	-	-
Common stock ($0.01 par value; 40,000,000 shares authorized; 5,887,899 shares issued; and 5,709,593 and 5,703,402 shares outstanding as of September 30, 2019 and December 31, 2018, respectively)	59	59
Additional paid-in capital	48,059	38,898
Retained earnings	939,602	850,292
Accumulated other comprehensive loss	(91,201)	(96)
Treasury stock, at cost (178,306 and 184,497 shares held as of September 30, 2019 and December 31, 2018, respectively)	(121,760)	(113,795)
Total Stockholders' Equity	774,759	775,358
Total Liabilities and Stockholders' Equity	$2,608,327	$2,303,234

CABLE ONE, INC.
RECONCILIATIONS OF NON-GAAP MEASURES
(Unaudited)

		Three Months Ended September 30,
(dollars in thousands)		2019	2018	$ Change	% Change
Net income		$49,835	$38,314	$11,521	30.1%
Net profit margin		17.5%	14.3%

Plus:	Interest expense	$16,079	$15,460	$619	4.0%
	Income tax provision	15,801	11,048	4,753	43.0%
	Depreciation and amortization	48,737	50,414	(1,677)	(3.3)%
	Equity-based compensation	3,058	2,418	640	26.5%
	Severance expense	37	1,111	(1,074)	(96.7)%
	Loss on deferred compensation	41	100	(59)	(59.0)%
	Acquisition-related costs	1,228	10	1,218	NM
	Loss on asset disposals, net	2,362	3,140	(778)	(24.8)%
	System conversion costs	1,114	1,735	(621)	(35.8)%
	Rebranding costs	3,246	423	2,823	NM
	Other income, net	(1,582)	(1,503)	(79)	5.3%
Adjusted EBITDA		$139,956	$122,670	$17,286	14.1%
Adjusted EBITDA margin		49.1%	45.7%

Less:	Capital expenditures	$65,836	$68,302	$(2,466)	(3.6)%
Capital expenditures as a percentage of net income		132.1%	178.3%
Capital expenditures as a percentage of Adjusted EBITDA		47.0%	55.7%

Adjusted EBITDA less capital expenditures		$74,120	$54,368	$19,752	36.3%

NM = Not meaningful.

	Three Months Ended September 30,
(dollars in thousands)	2019	2018	$ Change	% Change
Net cash provided by operating activities	$122,691	$111,015	$11,676	10.5%
Capital expenditures	(65,836)	(68,302)	2,466	(3.6)%
Interest expense	16,079	15,460	619	4.0%
Amortization of debt issuance cost	(1,118)	(1,076)	(42)	3.9%
Income tax provision	15,801	11,048	4,753	43.0%
Changes in operating assets and liabilities	(6,516)	(6,586)	70	(1.1)%
Change in deferred income taxes	(11,065)	(9,067)	(1,998)	22.0%
Loss on deferred compensation	41	100	(59)	(59.0)%
Acquisition-related costs	1,228	10	1,218	NM
Severance expense	37	1,111	(1,074)	(96.7)%
System conversion costs	1,114	1,735	(621)	(35.8)%
Rebranding costs	3,246	423	2,823	NM
Other income, net	(1,582)	(1,503)	(79)	5.3%
Adjusted EBITDA less capital expenditures	$74,120	$54,368	$19,752	36.3%

NM = Not meaningful.

CABLE ONE, INC.
OPERATING STATISTICS
(Unaudited)

	As of September 30,		Year-Over-Year Change
	2019	2018	Amount	%
Homes Passed	2,139,971	2,089,306	50,665	2.4%

Residential Customers	743,946	730,252	13,694	1.9%

Data PSUs	618,983	598,001	20,982	3.5%
Video PSUs	283,303	312,564	(29,261)	(9.4)%
Voice PSUs	91,097	101,443	(10,346)	(10.2)%
Total residential PSUs	993,383	1,012,008	(18,625)	(1.8)%

Business Customers	77,133	70,927	6,206	8.7%

Data PSUs	70,155	62,798	7,357	11.7%
Video PSUs	14,760	16,357	(1,597)	(9.8)%
Voice PSUs	29,998	26,529	3,469	13.1%
Total business services PSUs	114,913	105,684	9,229	8.7%

Total Customers	821,079	801,179	19,900	2.5%
Total non-video	523,016	472,367	50,649	10.7%
Percent of total	63.7%	59.0%

Data PSUs	689,138	660,799	28,339	4.3%
Video PSUs	298,063	328,921	(30,858)	(9.4)%
Voice PSUs	121,095	127,972	(6,877)	(5.4)%
Total PSUs	1,108,296	1,117,692	(9,396)	(0.8)%

Penetration
Data	32.2%	31.6%		0.6%
Video	13.9%	15.7%		(1.8)%
Voice	5.7%	6.1%		(0.4)%

Share of Third Quarter Revenues
Residential data	47.1%	46.3%		0.8%
Business services	17.8%	14.7%		3.1%
Total	64.9%	61.0%		3.9%

ARPU - Third Quarter
Residential data(1)	$72.09	$68.83	$3.26	4.7%
Residential video(1)	$93.42	$88.45	$4.97	5.6%
Residential voice(1), (2)	$36.85	$32.95	$3.90	11.8%
Business services(2), (3)	$219.92	$187.69	$32.23	17.2%

Number of Employees	2,300	2,249	51	2.3%

(1)

Average monthly revenue per unit (“ARPU”) values represent the applicable quarterly residential service revenues (excluding installation and activation fees) divided by the corresponding average of the number of PSUs at the beginning and end of each period, divided by three.

(2)

The increases in residential voice and business services ARPU from the prior year were partially a result of certain passthrough fees that were historically reported on a net basis. Residential voice and business services ARPU for the third quarter of 2019 would have been $33.11 and $215.83, respectively, if reported on a comparable basis.

(3)	ARPU values represent quarterly business services revenues divided by the average of the number of business customer relationships at the beginning and end of each period, divided by three.